Exhibit 99.2

Second-Quarter 2010 Results—Supplemental Information

A)	Oilfield Services

1)	What was the Oilfield Services pretax return on sales for the second quarter of 2010?

The Oilfield Services pretax return on sales for the second quarter of 2010 was 19.8% versus 19.0% in the first quarter of 2010.

2)	What is the capex guidance for 2010?

Oilfield Services capex is expected to approach $2.80 billion for the full-year 2010. Oilfield Services capex in 2009 was $1.93 billion.

B)	WesternGeco

3)	What was the dollar amount of multiclient surveys capitalized in the second quarter of 2010?

WesternGeco capitalized $81 million of multiclient surveys in the second quarter of 2010.

4)	What were multiclient sales in the second quarter of 2010?

Multiclient sales, including transfer fees, were $123 million in the second quarter of 2010.

5)	What is the capex guidance for 2010?

WesternGeco capex is expected to approach $335 million for the full-year 2010, including approximately $120 million for seismic vessels. WesternGeco capex in 2009 was $463 million.

6)	What was the WesternGeco backlog at the end of the second quarter of 2010?

WesternGeco backlog, which is based on signed contracts with customers, was approximately $990 million at the end of the second quarter of 2010.

C)	Schlumberger Limited

7)	What were the Schlumberger pretax and after-tax returns-on-sales for the second quarter of 2010?

The Schlumberger pretax return on sales from continuing operations was 16.7% for the second quarter of 2010 versus 16.5% for the first quarter of 2010, excluding charges in the first quarter.

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The Schlumberger after-tax return on sales from continuing operations was 13.8% for the second quarter of 2010 versus 13.4% for the first quarter of 2010, excluding charges in the first quarter.

8)	What was the Schlumberger stock-based compensation expense for the second quarter of 2010?

Stock-based compensation expense for the second quarter of 2010 was $48 million, or $0.04 per share.

9)	What was the Schlumberger Net Debt† at the end of the second quarter of 2010?

Net debt was $766 million at June 30, 2010, compared to $75 million at the end of the previous quarter.

Significant liquidity events during the second quarter included $1.0 billion for the acquisition of Geoservices, $634 million of capital expenditures, the repurchase of $535 million of common stock under the Schlumberger stock repurchase program and the favorable effect ($297 million) of the conversion of all remaining Series B debentures.

† Net Debt represents gross debt less cash, short-term investments and fixed income investments, held to maturity.

10)	What was included in “Interest and other income, net” for the second quarter of 2010?

“Interest and other income, net” for the second quarter of 2010 consisted of the following:

($ millions)
Equity in net earnings of affiliated companies	$36
Interest Income	15

$51

11)	How did interest income and interest expense change during the second quarter of 2010?

Interest income of $15 million decreased $2 million sequentially. Interest expense of $53 million increased $8 million sequentially.

12)	Why was there a difference between the Oilfield Services pretax income and the total pretax income of the four geographic Areas for the second quarter of 2010?

The difference of $7 million in the second quarter of 2010 arose from Oilfield Services headquarters projects and costs and income items not allocated to the Areas.

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13)	Why was there a difference between the Schlumberger pretax income from continuing operations and the pretax income of the two business segments for the second quarter of 2010?

The difference in the second quarter of 2010 consisted of such items as corporate expenses and interest income and interest expense not allocated to the segments, as well as interest on postretirement medical benefits and stock-based compensation expense.

14)	What was the effective tax rate (ETR) for the second quarter of 2010?

The ETR in the second quarter of 2010 was 17.8% compared to 18.9% in the prior quarter, excluding charges.

The ETR is very sensitive to the geographic mix and, as such, it may continue to experience some volatility on a quarterly basis.

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D)	Non-GAAP Financial Measures

In addition to financial results determined in accordance with generally accepted accounting principles (GAAP), this document also includes non-GAAP financial measures (as defined under SEC Regulation G). The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures:

	( Stated in millions except per share amounts )
	First Quarter 2010
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS
Net Income attributable to Schlumberger	$888	$214	$(2)	$672	$0.56
Add back Charges:
- Merger-related transaction costs	35	—	—	35	0.03
- Impact of elimination of tax deduction related to Medicare Part D subsidy	—	(40)	—	40	0.03

Net Income attributable to Schlumberger, excluding charges	$923	$174	$(2)	$747	$0.62

	First Quarter 2010
	GAAP	Excluding Charges
Pretax return on sales	15.9%	16.5%
After tax return on sales	12.0%	13.4%
Effective tax rate	24.1%	18.9%

There were no charges in the second quarter of 2010.

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This document, the second-quarter 2010 earnings release and other statements we make contain “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts, such as our forecasts or expectations regarding business outlook; growth for Schlumberger as a whole and for each of Oilfield Services and WesternGeco (and for specified products or geographic areas within each segment); timing of the closing of the Smith merger; the integration of both Smith and Geoservices into our business; the anticipated benefits of those transactions; oil and natural gas demand and production growth; oil and natural gas prices; operating margins; improvements in operating procedures and technology; capital expenditures by Schlumberger and the oil and gas industry; the business strategies of Schlumberger’s customers; future global economic conditions; and future results of operations. These statements are subject to risks and uncertainties, including, but not limited to, the current global economic downturn; changes in exploration and production spending by Schlumberger’s customers and changes in the level of oil and natural gas exploration and development; general economic and business conditions in key regions of the world; pricing erosion; seasonal factors; operational delays or program reductions as of result of the drilling moratorium in the Gulf of Mexico; satisfaction of the closing conditions to the Smith merger; the risk that the contemplated Smith merger does not occur, negative effects from the pendency of the contemplated Smith merger, the ability after the closing of the Smith merger to successfully integrate the merged businesses and to realize expected synergies, the inability to retain key employees; expenses for the merger; and other risks and uncertainties detailed in our second-quarter 2010 earnings release, our most recent Form 10-K and other filings that we make with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

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